Exhibit 99.1
NEWS
The Sherwin-Williams Company	•	101 W. Prospect Avenue	•	Cleveland, Ohio 44115	•	(216) 566-2000

The Sherwin-Williams Company Reports 2025 Third Quarter Financial Results
CLEVELAND, October 28, 2025 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the third quarter ended September 30, 2025. All comparisons are to the third quarter of the prior year, unless otherwise noted.
SUMMARY

•Consolidated Net sales increased 3.2% to $6.36 billion in the quarter
◦Net sales from stores in the Paint Stores Group open more than twelve calendar months increased 3.6% in the quarter
•Diluted net income per share increased 5.3% to $3.35 per share in the quarter compared to $3.18 per share in the third quarter of 2024
◦Adjusted diluted net income per share increased 6.5% to $3.59 per share in the quarter compared to $3.37 per share in the third quarter of 2024
•Net income increased 3.3% in the quarter to $833.1 million or 13.1% of Net sales
•Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) in the quarter increased 6.0% to $1.36 billion, or 21.4% of Net sales
•Narrowing full year 2025 diluted net income per share guidance in the range of $10.16 to $10.36 per share, including acquisition-related amortization expense of $0.77 per share and severance and other restructuring expenses of $0.32 per share
◦Narrowing full year 2025 adjusted diluted net income per share guidance in the range of $11.25 to $11.45 per share
CEO REMARKS

“Sherwin-Williams delivered solid third quarter results, as we continued to execute our strategy in a demand environment that remains softer for longer as we have previously described,” said Chair, President and Chief Executive Officer, Heidi G. Petz. “Throughout the quarter, we continued to serve our customers, invest for success, control our costs, take advantage of a unique competitive environment, and execute on our enterprise priorities.
“On a year-over-year basis, consolidated sales increased at the high-end of our guided range. Gross margin expanded, and SG&A growth moderated to the low single-digit percentage level as we expected, inclusive of targeted growth investments, restructuring costs, and new building costs. We grew adjusted EBITDA margin and adjusted diluted earnings per share while returning $864 million to shareholders through share repurchases and dividends during the quarter.
“Paint Stores Group sales grew in every end market, led by protective and marine, residential repaint and commercial, and segment margin expanded. Consumer Brands Group sales remained challenging but were better than expected, and adjusted segment margin expanded. Performance Coatings Group sales grew driven by Packaging and Automotive Refinish, with adjusted segment margin remaining in our targeted range.”

THIRD QUARTER CONSOLIDATED RESULTS
(in millions, except per share data)

	Three Months Ended September 30,
	2025	2024	$ Change	% Change
Net sales	$6,358.2	$6,162.5	$195.7	3.2%
Income before income taxes	$1,060.5	$1,022.8	$37.7	3.7%
As a percent of Net sales	16.7%	16.6%
Net income per share - diluted	$3.35	$3.18	$0.17	5.3%
Adjusted net income per share - diluted	$3.59	$3.37	$0.22	6.5%
Consolidated Net sales increased primarily due to higher sales in the Paint Stores and Performance Coatings Groups, partially offset by lower sales in the Consumer Brands Group.
Income before income taxes increased primarily due to leverage on higher Net sales in the Paint Stores Group, partially offset by increased investments in long-term growth opportunities in the Paint Stores Group and costs related to the new global headquarters and R&D buildings which are recorded in the Administrative function.
Diluted net income per share included a charge of $0.20 and $0.19 per share for Valspar acquisition-related amortization expense in the third quarter of 2025 and 2024, respectively. In the third quarter of 2025, diluted net income per share also included a charge of $0.04 per share related to severance and other restructuring expenses.
THIRD QUARTER SEGMENT RESULTS
(in millions)

Paint Stores Group (PSG)

	Three Months Ended September 30,
	2025	2024	$ Change	% Change
Net sales	$3,836.8	$3,650.2	$186.6	5.1%
Same-store sales change (1)	3.6%	2.2%
Segment profit	$954.3	$895.9	$58.4	6.5%
Reported segment margin	24.9%	24.5%
(1)    Same-store sales represents Net sales from stores open more than twelve calendar months.
Net sales in PSG increased primarily due to selling price increases, which impacted Net sales by a low-single digit percentage, as well as low-single digit percentage sales volume growth. Net sales increased in all professional customer end markets, led by a double-digit percentage increase in protective and marine and a mid-single digit percentage increase in residential repaint and commercial. PSG Segment profit and Reported segment margin increased primarily due to growth in Net sales and leverage on Selling, general and administrative expenses, partially offset by increased investments in long-term growth opportunities.

Consumer Brands Group (CBG)

	Three Months Ended September 30,
	2025	2024	$ Change	% Change
Net sales	$770.1	$790.5	$(20.4)	(2.6)%
Segment profit	$157.3	$165.5	$(8.2)	(5.0)%
Reported segment margin	20.4%	20.9%
Adjusted segment profit (1)	$179.3	$181.4	$(2.1)	(1.2)%
Adjusted segment margin	23.3%	22.9%
(1)    Adjusted segment profit equals Segment profit excluding the impact of Valspar acquisition-related amortization and severance and other restructuring expenses. In CBG, Valspar acquisition-related amortization expense was $15.6 million and $15.9 million in the third quarter of 2025 and 2024, respectively, and severance and other restructuring expenses were $6.4 million in the third quarter of 2025.
Net sales in CBG decreased primarily as a result of soft DIY demand in North America and Latin America, partially offset by increased Net sales in Europe. Reported segment margin decreased primarily due to lower Net sales, supply chain inefficiencies from lower production volumes and restructuring expenses. Adjusted segment margin increased due to a favorable product mix shift in the quarter and effective cost control in the core business operations. Valspar acquisition-related amortization expense reduced Segment profit as a percent of Net sales by 200 basis points in both the third quarter of 2025 and 2024. Severance and other restructuring expenses reduced Segment profit as a percent of Net sales by 90 basis points in the third quarter of 2025.

Performance Coatings Group (PCG)

	Three Months Ended September 30,
	2025	2024	$ Change	% Change
Net sales	$1,750.0	$1,720.0	$30.0	1.7%
Segment profit	$240.3	$259.7	$(19.4)	(7.5)%
Reported segment margin	13.7%	15.1%
Adjusted segment profit (1)	$294.9	$308.9	$(14.0)	(4.5)%
Adjusted segment margin	16.9%	18.0%
(1)    Adjusted segment profit equals Segment profit excluding the impact of Valspar acquisition-related amortization and severance and other restructuring expenses. In PCG, Valspar acquisition-related amortization expense was $49.5 million and $49.2 million in the third quarter of 2025 and 2024, respectively, and severance and other restructuring expenses were $5.1 million in the third quarter of 2025.
Net sales in PCG increased primarily as a result of low-single digit percentage sales volume growth, incremental sales from acquisitions and favorable foreign currency translation, partially offset by unfavorable region and business sales mix. Performance was led by Packaging, which increased by a double-digit percentage inclusive of an acquisition and Automotive Refinish, offset by decreases in the other business units. PCG Segment profit decreased due to the unfavorable impact on gross margin of region and business sales mix and increased expenses to support higher sales, partially offset by higher sales volume. Valspar acquisition-related amortization expense reduced Segment profit as a percent of Net sales by 290 basis points in both the third quarter of 2025 and 2024. Severance and other restructuring expenses reduced Segment profit as a percent of Net sales by 30 basis points in the third quarter of 2025.
LIQUIDITY AND CASH FLOW

The Company generated $2.36 billion in Net operating cash and returned cash of $2.13 billion to our shareholders in the form of dividends and repurchases of 4.5 million shares of its common stock during the first nine months of 2025. At September 30, 2025, the Company had remaining authorization to purchase 30.0 million shares of its common stock through open market purchases.

2025 GUIDANCE

	Fourth Quarter	Full Year
	2025	2025
Net sales	Up low to mid-single digit %	Up low-single digit %
Effective tax rate		Low twenty percent
Diluted net income per share		$10.16	-	$10.36
Adjusted diluted net income per share (1)		$11.25	-	$11.45
(1)    Excludes $0.77 per share of acquisition-related amortization expense and $0.32 per share of severance and other restructuring expenses.

“Our strategy continues to resonate with professional painting contractors and manufacturers who are increasingly looking for partners that can provide them with predictability and reliability,” said Ms. Petz. “We’re focused on providing customers with differentiated solutions that make them more productive and profitable. This is even more valuable at a time when competitive offerings are highly inconsistent. We have a deep and experienced team, we know what works and we’re investing in it, and we continue to assess, adapt and control what we can control. We remain confident our approach is the right one to continue winning near-term, and it leaves us well positioned for when the demand cycle eventually turns.
“We are narrowing our full year 2025 guidance. We now expect 2025 consolidated net sales to be up a low-single digit percentage compared to full year 2024, and diluted net income per share in the range of $10.16 to $10.36 per share, including acquisition-related amortization expense of $0.77 per share and severance and other restructuring expenses of $0.32 per share, compared to $10.55 per share in 2024. Full year 2025 adjusted diluted net income per share is expected to be in the range of $11.25 to $11.45 per share compared to $11.33 per share in 2024, an increase of 0.2% at the mid-point. This full year guidance includes the Suvinil acquisition, which closed on October 1, and which we expect will increase the Company's consolidated net sales by a low-single digit percentage in the fourth quarter, with an immaterial impact to diluted net income per share in the fourth quarter given one-time transaction closing costs and purchase accounting items.”
CONFERENCE CALL INFORMATION

The Company will host a conference call to discuss its financial results for the third quarter, and its outlook for the fourth quarter and full year 2025, at 10:00 a.m. EDT on Tuesday, October 28, 2025. Heidi G. Petz, Sherwin-Williams’ Chair, President and Chief Executive Officer, along with other senior executives, will participate on the call.
The conference call will be webcast simultaneously in listen only mode. To listen to the webcast on the Sherwin-Williams website, click on https://investors.sherwin-williams.com/financials/quarterly-results/, then click on the webcast icon following the reference to the Q3 webcast. An archived replay of the webcast will be available at https://investors.sherwin-williams.com/financials/quarterly-results/ beginning approximately two hours after the call ends.

ABOUT THE SHERWIN-WILLIAMS COMPANY

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution and sale of paint, coatings and related products to professional, industrial, commercial and retail customers. The Company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® WaterSeal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 5,400 Company-operated stores and branches, while the Company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements are based upon management’s current expectations, predictions, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, anticipated future performance (including sales and earnings), expected growth, future business plans and the costs and potential liability for environmental-related matters and lead pigment and lead-based paint litigation. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “anticipate,” “aspire,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “strive,” “target,” “will,” or “would,” or the negative thereof or comparable terminology.
Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside our control, that could cause actual results to differ materially from such statements and from our historical results, performance and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions in the United States and worldwide; inflation rates, interest rates, unemployment rates, labor costs, healthcare costs, recessionary conditions, geopolitical conditions, terrorist activity, armed conflicts and wars, public health crises, pandemics, outbreaks of disease and supply chain disruptions; shifts in consumer behavior driven by economic downturns in cyclical segments of the economy; shortages and increases in the cost of raw materials and energy; catastrophic events, adverse weather conditions and natural disasters (including those that may be related to climate change); the loss of any of our largest customers; increased competition or failure to keep pace with developments in key competitive areas of our business; cybersecurity incidents and other disruptions to our information technology systems; our ability to attract, retain, develop and progress a qualified global workforce; our ability to successfully integrate past and future acquisitions into our existing operations; risks and uncertainties associated with our expansion into and our operations in Asia, Europe, South America and other foreign markets; policy changes affecting international trade, including import/export restrictions and tariffs; our ability to achieve our strategies or expectations relating to sustainability considerations, including as a result of evolving legal, regulatory, and other standards, processes and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite suppliers, energy sources, or financing, and changes in carbon markets; damage to our business, reputation, image or brands due to negative publicity; the infringement or loss of our intellectual property rights or the theft or unauthorized use of our trade secrets or other confidential business information; a weakening of global credit markets or changes to our credit ratings; our ability to generate cash to service our indebtedness; fluctuations in foreign currency exchange rates and changing monetary policies; our ability to comply with a variety of complex U.S. and non-U.S. laws, rules and regulations; increases in tax rates, or changes in tax laws or regulations; our ability to comply with numerous, complex and increasingly stringent domestic and foreign health, safety and environmental (including related to climate change and chemical management) laws, regulations and requirements; our liability related to environmental investigation and remediation activities at some of our currently- and formerly-owned sites; the nature, cost, quantity and outcome of pending and future litigation, including lead pigment and lead-based paint litigation; and the other risk factors discussed in Part 1, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and our other reports filed with the SEC.
Readers are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

INVESTOR RELATIONS CONTACTS:

Jim Jaye
Senior Vice President, Investor Relations & Corporate Communications
Direct: 216.515.8682
investor.relations@sherwin.com

Eric Swanson
Vice President, Investor Relations
Direct: 216.566.2766
investor.relations@sherwin.com

MEDIA CONTACT:

Julie Young
Vice President, Global Corporate Communications
Direct: 216.515.8849
corporatemedia@sherwin.com

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$6,358.2	$6,162.5	$17,978.4	$17,801.3
Cost of goods sold	3,232.7	3,135.0	9,175.5	9,179.4
Gross profit	3,125.5	3,027.5	8,802.9	8,621.9
As a percent of Net sales	49.2%	49.1%	49.0%	48.4%
Selling, general and administrative expenses	1,952.8	1,893.7	5,758.2	5,539.2
As a percent of Net sales	30.7%	30.7%	32.0%	31.1%
Other general (income) expense - net	(4.7)	0.7	10.5	(30.9)
Interest expense	117.2	103.4	333.4	317.2
Interest income	(2.6)	(2.6)	(8.3)	(9.6)
Other expense (income) - net	2.3	9.5	9.9	(30.2)
Income before income taxes	1,060.5	1,022.8	2,699.2	2,836.2
Income taxes	227.4	216.6	607.5	634.9
Net income	$833.1	$806.2	$2,091.7	$2,201.3

Net income per common share:
Basic	$3.38	$3.22	$8.43	$8.76
Diluted	$3.35	$3.18	$8.34	$8.65

Weighted average shares outstanding:
Basic	246.2	250.6	248.0	251.4
Diluted	249.0	253.9	250.9	254.6

The Sherwin-Williams Company and Subsidiaries
Business Segments (Unaudited)
(millions of dollars)

	2025		2024
	Net	Segment	Net	Segment
	Sales	Profit (Loss)	Sales	Profit (Loss)
Three Months Ended September 30:
Paint Stores Group	$3,836.8	$954.3	$3,650.2	$895.9
Consumer Brands Group	770.1	157.3	790.5	165.5
Performance Coatings Group	1,750.0	240.3	1,720.0	259.7
Administrative	1.3	(291.4)	1.8	(298.3)
Consolidated totals	$6,358.2	$1,060.5	$6,162.5	$1,022.8

Nine Months Ended September 30:
Paint Stores Group	$10,478.8	$2,412.0	$10,143.1	$2,296.2
Consumer Brands Group	2,341.7	453.4	2,445.8	523.3
Performance Coatings Group	5,153.1	698.1	5,208.3	798.9
Administrative	4.8	(864.3)	4.1	(782.2)
Consolidated totals	$17,978.4	$2,699.2	$17,801.3	$2,836.2

The Sherwin-Williams Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	September 30,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$241.5	$238.2
Accounts receivable, net	3,122.3	2,973.4
Inventories	2,276.3	2,267.4
Other current assets	506.0	495.3
Total current assets	6,146.1	5,974.3
Property, plant and equipment, net	3,913.2	3,344.7
Goodwill	7,794.1	7,657.0
Intangible assets	3,466.2	3,656.9
Operating lease right-of-use assets	1,989.5	1,890.0
Other assets	2,897.3	1,445.4
Total assets	$26,206.4	$23,968.3

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$1,846.9	$915.5
Accounts payable	2,441.6	2,537.7
Compensation and taxes withheld	709.4	726.0
Accrued taxes	254.6	214.5
Current portion of long-term debt	350.5	1,048.9
Current portion of operating lease liabilities	479.8	462.8
Other accruals	1,390.7	1,312.7
Total current liabilities	7,473.5	7,218.1
Long-term debt	9,318.1	8,175.3
Postretirement benefits other than pensions	120.7	133.2
Deferred income taxes	657.2	631.7
Long-term operating lease liabilities	1,582.3	1,496.5
Other long-term liabilities	2,629.3	2,157.4
Shareholders’ equity	4,425.3	4,156.1
Total liabilities and shareholders’ equity	$26,206.4	$23,968.3

Regulation G Reconciliations

Management of the Company utilizes certain financial measures that are not in accordance with U.S. generally accepted accounting principles (US GAAP) to analyze and manage the performance of the business. Management provides non-GAAP information in reporting its financial results to give investors additional data to evaluate the Company’s operations. Management does not, nor does it suggest investors should, consider such non-GAAP measures in isolation from, or in substitution for, financial information prepared in accordance with US GAAP.
Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding Valspar acquisition-related amortization and certain other adjustments. Valspar acquisition-related amortization expense is excluded from diluted net income per share due to its significance as a result of the purchase price assigned to finite-lived intangible assets at the date of acquisition and the related impact on underlying business performance and trends. While these intangible assets contribute to the Company’s revenue generation, the related revenue is not excluded. This adjusted earnings per share measurement is not in accordance with US GAAP. It should not be considered a substitute for earnings per share computed in accordance with US GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with US GAAP to adjusted diluted net income per share.

							Year Ending
	Three Months Ended			Nine Months Ended			December 31, 2025
	September 30, 2025			September 30, 2025			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$3.35			$8.34	$10.16	$10.36

Acquisition-related amortization expense (2)	$.26	$.06	.20	$.77	$.18	.59	.77	.77
Severance and other restructuring expenses	.06	.02	.04	.37	.10	.27	.32	.32
Adjusted diluted net income per share			$3.59			$9.20	$11.25	$11.45

	Three Months Ended			Nine Months Ended			Year Ended
	September 30, 2024			September 30, 2024			December 31, 2024
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$3.18			$8.65			$10.55

Acquisition-related amortization expense (2)	$.26	$.07	.19	$.77	$.18	.59	$1.02	$.24	.78
Adjusted diluted net income per share			$3.37			$9.24			$11.33
(1) The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2)    Acquisition-related amortization expense, which is included within Selling, general and administrative expenses, consists of the amortization of intangible assets related to the Valspar acquisition. These intangible assets are primarily customer relationships and intellectual property and are being amortized over their remaining useful lives.

Management believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of EBITDA, which is a non-GAAP financial measure defined as Net income before income taxes and Interest expense, depreciation and amortization, as well as Adjusted EBITDA, which is a non-GAAP financial measure that excludes certain adjustments that management further believes enhances investors’ understanding of the Company’s operating performance. The reader is cautioned that the Company’s EBITDA and Adjusted EBITDA should not be compared to other entities unknowingly. Further, EBITDA and Adjusted EBITDA should not be considered alternatives to Net income as an indicator of operating performance. The following table reconciles Net income computed in accordance with US GAAP to EBITDA and Adjusted EBITDA, as applicable.

(millions of dollars)
	Three Months	Three Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	March 31, 2025	June 30, 2025	September 30, 2025	September 30, 2025
Net income	$503.9	$754.7	$833.1	$2,091.7
Interest expense	103.8	112.4	117.2	333.4
Income taxes	149.1	231.0	227.4	607.5
Depreciation	79.9	79.3	82.8	242.0
Amortization	81.0	83.4	84.1	248.5
EBITDA	$917.7	$1,260.8	$1,344.6	$3,523.1
Severance and other restructuring expenses	19.3	59.0	14.4	92.7
Adjusted EBITDA	$937.0	$1,319.8	$1,359.0	$3,615.8

	Three Months	Three Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	March 31, 2024	June 30, 2024	September 30, 2024	September 30, 2024
Net income	$505.2	$889.9	$806.2	$2,201.3
Interest expense	103.0	110.8	103.4	317.2
Income taxes	134.8	283.5	216.6	634.9
Depreciation	71.1	71.8	74.4	217.3
Amortization	82.1	81.5	81.2	244.8
EBITDA	$896.2	$1,437.5	$1,281.8	$3,615.5

The Sherwin-Williams Company and Subsidiaries
Selected Information (Unaudited)
(millions of dollars, except store count data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Depreciation	$82.8	$74.4	$242.0	$217.3
Capital expenditures	196.4	235.3	567.2	770.0
Cash dividends	195.7	182.5	594.0	543.6
Amortization of intangibles	84.1	81.2	248.5	244.8

Significant components of Other general (income) expense - net:
Provisions for environmental related matters - net	$10.6	$2.8	$14.1	$(7.7)
Gain on sale or disposition of assets	(23.8)	(2.0)	(27.2)	(25.2)
Other	8.5	(0.1)	23.6	2.0

Significant components of Other expense (income) - net:
Net investment losses (gains)	$3.9	$(1.9)	$(5.6)	$(10.8)
Net expense from banking activities	4.1	3.6	12.2	11.3
Foreign currency transaction related losses - net	6.6	6.8	29.7	9.8
Other (1)	(12.3)	1.0	(26.4)	(40.5)

Store Count Data:
Paint Stores Group - net new stores	23	19	61	45
Paint Stores Group - total stores	4,834	4,739	4,834	4,739
Consumer Brands Group - net new stores	(8)	3	(30)	10
Consumer Brands Group - total stores	304	328	304	328
Performance Coatings Group - net new branches	—	—	—	2
Performance Coatings Group - total branches	324	324	324	324

(1) Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company.